Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pro-Pharmaceuticals, Inc. (the “Company”) on Form S-3, pertaining to the registration of 2,037,593 shares of common stock, of our report dated April 10, 2002 with respect to the financial statements of the Company (which expresses an unqualified opinion), which appears in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    SCILLIA DOWLING & NATARELLI LLC

Scillia Dowling & Natarelli LLC

Hartford, CT

October 20, 2003